Exhibit 4.5
QAD INC.
2006 STOCK INCENTIVE PROGRAM
AMENDMENT NO. 1
INTRODUCTION
     The Company’s Board of Directors have approved an amendment to the QAD Inc. 2006 Stock Incentive Program as of May 2009 subject to stockholder approval. The Company’s stockholders approved the amendment as of June 10, 2009.
AMENDMENT
     The first two sentences of Article 3 of Paragraph 5 of the QAD Inc. 2006 Stock Incentive Program shall be deleted and replaced by the following language:
     “The maximum aggregate number of shares of Common Stock subject to the Program is 8,300,000 shares.”